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EXHIBIT 11



                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        2002            2001
                                                        ----            ----

BASIC NET INCOME (LOSS) PER COMMON SHARE
Net Income (Loss)                                   $   151,911     $(1,084,927)
                                                    ===========     ===========

Weighted average Common Shares outstanding            8,120,406       7,295,402
                                                    ===========     ===========

Basic Net Income (Loss) Per Common Share            $       .02     $     (0.15)
                                                    ===========     ===========


DILUTED NET INCOME (LOSS) PER COMMON SHARE
Net Income (Loss)                                   $   151,911     $(1,084,927)
                                                    ===========     ===========

Weighted average Common Shares outstanding            8,120,406       7,295,402
Options and warrants assumed to be Common Stock
        equivalents using Treasury Stock Method       4,045,345               0
                                                    -----------     -----------
Weighted average common shares outstanding, as
        adjusted                                     12,165,751       7,295,402
                                                    ===========     ===========

Diluted Net Income (Loss) per Common Share          $       .01     $     (0.15)
                                                    ===========     ===========